UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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ANIXTER INTERNATIONAL INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2015

To the Stockholders of Anixter International Inc.:

The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 7th Floor, Chicago, Illinois on Thursday, May 28, 2015, at 8:30 a.m., for the following purposes:

(1)	to elect 11 directors nominated by the Board of Directors;

(2)	to hold an advisory vote to approve executive compensation;

(3)	to approve the 162(m) performance goals under the Anixter International Inc. 2010 Stock Incentive Plan;

(4)	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year 2015; and

(5)	to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 30, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponements thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.

A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended January 2, 2015 is being mailed to all registered holders. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or by requesting them from the company’s website at http://www.anixter.com/IRContacts.

By Order of the Board of Directors

JUSTIN C. CHOI

Executive Vice President, General Counsel & Secretary

Glenview, Illinois

April 23, 2015

All Stockholders are invited to attend the meeting in person. Whether or not you expect to attend, please vote your shares by following the voting procedures set forth on the proxy card.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2015.

The 2015 Proxy Statement is available at http://www.anixter.com/Proxy.

The 2014 Annual Report is available at http://www.anixter.com/AnnualReports.

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

OF ANIXTER INTERNATIONAL INC.

To Be Held May 28, 2015

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc. Our corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to our stockholders on or about April 23, 2015. Proxies solicited by the Board of Directors are to be voted at our Annual Meeting of Stockholders to be held on Thursday, May 28, 2015, at 8:30 a.m., at Two North Riverside Plaza, 7th Floor, Chicago, Illinois, or any adjournment(s) or postponement(s) thereof.

At the Annual Meeting you will be asked to vote on the following four proposals:

1.	Election to our Board of Directors of the 11 nominees named in this Proxy Statement (Proposal 1)

2.	Approval, on an advisory basis, of the compensation of our named executive officers, which we refer to as “Say on Pay” (Proposal 2)

3.	Approval of the 162(m) performance goals under the Anixter International Inc. 2010 Stock Incentive Plan (Proposal 3)

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal 4)

Our Board of Directors recommends a vote “FOR” the election of each nominee for director named in this Proxy Statement, “FOR” the approval of executive compensation, “FOR” the approval of the 162(m) performance goals under the Anixter International Inc. 2010 Stock Incentive Plan and “FOR” the ratification of the appointment of Ernst & Young LLP.

If you are a stockholder of record and you sign and return your proxy without making any selections, your shares will be voted in accordance with the Board’s recommendations.

If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the meeting other than those disclosed in this Proxy Statement.

Who can vote at the Annual Meeting?

Each share of our common stock issued and outstanding is entitled to one vote on each matter. Only stockholders of record as of the close of business on March 30, 2015, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting. As of March 30, 2015, there were 32,954,880 shares of our common stock issued and outstanding.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A.

You are a “beneficial owner” of shares held in “street name” if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization. The organization holding your account is considered the stockholder of record. However, you, as the beneficial owner, have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote your shares of common stock in person at the meeting.

•	By Mail. You may vote by proxy by signing and dating the enclosed proxy card and returning it by mail.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions on the proxy card.

If you are a beneficial owner of shares held in street name (for example, in the name of a bank, broker or other record holder), you must vote your shares in accordance with the voting instruction form provided by your bank, broker or other holder of record. If you hold your shares in street name, you must obtain a proxy from your bank, broker or other holder of record in order to vote in person at the meeting.

Can I change my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to us a written notice of revocation prior to or at the meeting,

•	submitting a later dated proxy by mail, telephone or the Internet, or

•	attending the meeting and voting your shares in person.

If you are a beneficial stockholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

What is a “broker non-vote”?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement (that is, “FOR” the election of each director nominee and “FOR” each of Proposals 2, 3 and 4) and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If your shares are held in street name, and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2015 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. As a result, in the absence of voting instructions from you, your broker or nominee will not have discretion to vote on the election of directors, the company’s executive compensation or the approval of the 162(m) performance goals under the Anixter International Inc. 2010 Stock Incentive Plan. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares that must be present in order to transact business at the Annual Meeting. A majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting will constitute a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

What is the voting requirement to approve each of the proposals?

The election of directors (Proposal 1) will be determined by a majority of the votes cast. To be elected, the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. An abstention or broker non-vote will have no effect on the election of directors. Your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We encourage you to exercise your right to vote by voting your shares utilizing one of the procedures set forth on the proxy card.

The non-binding advisory vote to approve executive compensation (Proposal 2) and the vote for approval of the 162(m) performance goals under the Anixter International Inc. 2010 Stock Incentive Plan (Proposal 3) require the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against these proposals. A broker non-vote will have no effect on these proposals. Your broker will not be able to vote your shares with respect to these proposals if you do not provide instructions to your broker.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification. Brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.

Since Proposal 2 is a non-binding advisory vote, what is the effect if it is approved?

Although the advisory vote on Proposal 2 is non-binding, our Board and the Compensation Committee will review the results and take them into account in making future decisions regarding executive compensation.

Will the voting results of the Annual Meeting be made available?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We are paying the costs of this solicitation of proxies. We may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in doing so. In addition, we have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of $7,500 plus expenses.

In addition to soliciting proxies by mail, our directors, officers and regular employees may, without additional compensation, solicit proxies on our behalf from stockholders personally or by telephone, facsimile, internet or other means of communication.

How can I attend the Annual Meeting?

Only stockholders as of the record date and our invited guests may attend the Annual Meeting. Admission will be on a first-come, first-served basis. To be admitted to the meeting, you must present an appropriate form of personal identification verifying your name is on our stockholder list. If your shares are held in street name, you should also bring a brokerage statement indicating your ownership of the shares as of the record date and a letter from your bank, broker or other holder of record confirming your beneficial ownership of such shares. If you wish to vote your shares held in street name at the meeting, you must obtain a proxy from your bank, broker or other holder of record and bring the proxy to the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated the 11 directors named below for re-election as directors. All directors are elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve as a director, in such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of our by-laws. The number of directors has been set by the Nominating and Governance Committee at 11.

The Board of Directors, acting through the Nominating and Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board. The Nominating and Governance Committee regularly reviews the composition of the Board in light of changing requirements, our assessment of the Board’s performance, and the inputs of stockholders and other key constituencies.

The Nominating and Governance Committee looks for certain characteristics common to all Board members, including integrity, judgment, independence, experience, effectiveness, maturity, absence of conflict and the ability and commitment to devote sufficient time and energy to Board service.

Although the Nominating and Governance Committee does not have a written policy regarding diversity, it seeks to include on the Board a complementary mix of individuals with the diverse backgrounds, experiences, viewpoints and skills necessary to meet the challenges that the Board confronts. These individual qualities can include, among others, particular subject matter expertise, experience in a related industry, leadership experience, relevant geographical experience, governmental experience and experience in managing large or complex organizations.

The following table sets forth the name and age as of March 30, 2015 of each nominee for director of the company (each of whom has consented to being named in the Proxy Statement and to serving if elected), the year each director was first elected, his or her position with the company, his or her principal occupation(s) for the last five years, any directorships currently held, or held during the past five years, by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or which are registered as investment companies under the Investment Company Act of 1940, and family relationships between directors and other directors or executive officers. It also describes the qualifications, experience and selected other biographical information for each director.

Name and Age	Qualifications, Experience and Biographical Information

Lord James Blyth, 74

Director since 1995; Chairman since January 2015 of Greycastle Holdings Ltd., a reinsurance business; Senior Advisor from 2007 to 2014, Vice Chairman from 2004 to 2007 and Partner from 2002 to 2004 of Greenhill and Co. Inc., an investment bank; Vice Chairman of MiddleBrook Pharmaceuticals, Inc. from 2008 to 2010; Chairman from 2000 to 2008 of Diageo plc, a global premium beverage company.

Lord Blyth brings to the Board important perspectives in the areas of international business, compensation and governance through his leadership of large multinational companies. He was the former Chief Executive and then Chairman of The Boots Company, a UK-based company involved in retailing, manufacturing and property. His experience on multiple boards provides an important global perspective on management and governance issues, and his experience and stature in the U.K. business community contributes to the Board’s diversity of experience and viewpoints. Lord Blyth is one of the Audit Committee financial experts.

Name and Age	Qualifications, Experience and Biographical Information

Frederic F. Brace, 57

Director since 2009; Director, Interim President and Chief Executive Officer since March 2015 of Midstates Petroleum Company, Inc., an exploration and production company; Chairman and Chief Executive Officer since 2012 of Beaucastel LLC, a consulting company; President from January 2014 to December 2014 of Niko Resources Ltd., an exploration and production company; Executive Vice President, Chief Administrative Officer and Chief Restructuring Officer from 2010 to March 2012 and Chief Financial Officer from March 2011 to March 2012 of The Great Atlantic & Pacific Tea Company, a retail food business (in December 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in March 2012); Executive Vice President and Chief Financial Officer from 2002 to 2008 and various senior management positions since 1988 of UAL Corporation, an air transportation company (in December 2002, UAL Corporation filed for protection under Chapter 11 of the Bankruptcy Code). Director of The Standard Register Company; former director of Edison Mission Energy and The Great Atlantic & Pacific Tea Company.

Mr. Brace’s experience as a Chief Executive Officer, Chief Financial Officer and head of strategy for several large public companies augments the Board’s insight into our financial and strategic performance. From 2004 through 2008, he served as a director, member of the executive committee and chair of the audit and finance committees of SIRVA, Inc. He is one of the Audit Committee financial experts.

Linda Walker Bynoe, 62

Director since 2006; President and Chief Executive Officer since 1995 of Telemat Ltd., a project management and consulting firm, and Chief Operating Officer from 1989 to 1995. Director of Prudential Retail Mutual Funds and Northern Trust Corporation; Trustee of Equity Residential; former director of Simon Property Group, Inc. Ms. Bynoe served as a Vice President-Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978.

Ms. Bynoe’s experience as a director of other large public companies and in management consulting, accounting, strategic planning and corporate governance assists the Board in setting the strategic direction of the company and in adopting sound internal control and governance practices. She is one of the Audit Committee financial experts and chairs the Nominating and Governance Committee.

Robert J. Eck, 56

Director since 2008, and President and Chief Executive Officer of the company and of Anixter Inc., a subsidiary of the company, since July 2008; various executive and senior management positions of Anixter Inc. since 1990. Director of Ryder System, Inc. since 2011 and a member of the Board of Trustees for Marquette University since September 2014.

Mr. Eck has 25 years of experience with the company in a wide variety of roles. As President and Chief Executive Officer, he brings detailed knowledge about our capabilities and initiatives, thereby facilitating the Board’s role in setting strategic direction.

Robert W. Grubbs, 58

Director since 1996; President and Chief Executive Officer of the company from 1998 to 2008; President and Chief Executive Officer of Anixter Inc., a subsidiary of the company, from 1994 to 2008.

Mr. Grubbs’ long experience with the company in a variety of leadership roles provides an important link to our history of innovation in the area of supply chain services. Mr. Grubbs was our Chief Executive Officer for 10 years, presiding over substantial growth in revenues and profitability, and expansion in geographic scope, service offerings and product line. He is a key contributor to the Board’s evaluation of the company’s strategic plans.

Name and Age	Qualifications, Experience and Biographical Information

F. Philip Handy, 70

Director since 1986; a private investor; Founder and Chief Executive Officer of Winter Park Capital, an investment firm since 1980; President and Chairman of Excellence in Education National since January 2015, a not-for-profit foundation dedicated to education reform; Chief Executive Officer from 2001 to 2015 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Director of Owens Corning, Inc.; former director of the Florida State Board of Education, WCI Communities, Inc., Rewards Network Inc., the National Board for Education Sciences and Lighting Science Group.

Mr. Handy’s role as the Chief Executive Officer of a global manufacturer adds to the Board’s international perspective. His membership on the compensation committee of another large public company provides additional perspective to our Compensation Committee, which he chairs. Mr. Handy has formerly served as vice-chairman of the Board of the National Board for Education Sciences and the chairman of the Florida State Board of Education. His involvement with public policy issues contributes to the Board’s diversity of experience and viewpoints.

Melvyn N. Klein, 73

Director since 1985; Founder, Melvyn N. Klein Interests; President of JAKK Holding Corp., the managing general partner of the investment partnership GKH Partners, L.P., from 1987 until 2008; Attorney and counselor-at-law since 1968; Chairman of Par Petroleum Corporation and director of Harbert, Inc. and JAKK Holding Corp.

Mr. Klein has served on the Board during the entire evolution of our strategy and has helped guide us through several challenging economic and financial periods. He has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. His education as an attorney and experience in government and as an entrepreneur, corporate leader and investor assists the Board in its risk evaluation and oversight role. Mr. Klein chairs our Audit Committee and is one of its financial experts.

George Muñoz, 63

Director since 2004; Principal of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin & Muñoz since 2001; President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to 2001; Assistant Secretary and Chief Financial Officer of the U.S. Treasury Department from 1993 to 1997; Director of Marriott International, Inc. and Altria Group, Inc.

Mr. Muñoz maintains legal and investment banking practices. As a former President of the Overseas Private Investment Corporation and a former Chief Financial Officer of the U.S. Treasury, he also brings foreign investment and governmental experience to the Board. He is a Certified Public Accountant and chairs the audit committee of Altria Group, Inc.

Scott R. Peppet, 46

Director since 2014; Professor of Law since 2000 at the University of Colorado Law School; member of the Investment Committee of Equity Group Investments since 2014 and the Ownership Committee of Equity International since 2012. Mr. Peppet is the son-in-law of Samuel Zell.

Mr. Peppet brings experience in contracts, negotiations, complex transactions, legal ethics, privacy law and technology to the Board along with an outstanding record of leadership and deep experience in the legal field. He has authored several articles on the ways in which information technologies

Name and Age	Qualifications, Experience and Biographical Information

are changing markets, and the policy implications of such technologies which have been presented at the Federal Trade Commission, the International Conference on Privacy and Data Protection, the Privacy Law Scholars Conference, and other invited venues. Mr. Peppet’s work has been recognized in various news publications, including the New York Times and on National Public Radio.

Stuart M. Sloan, 71

Director since 1994; a Principal since 1984 of Sloan Capital Companies LLC, a private investment company; Director of Pendrell Corp. (formerly ICO Global Communications (Holdings) Limited); former director of J. Crew Group, Inc.

Mr. Sloan was formerly the Chairman and Chief Executive Officer of two public companies and has been a successful investor for over 30 years. His investment activities give him a broad perspective on macroeconomic trends and developments which could affect our financial performance. He also provides experience serving on the compensation committees of other public companies.

Samuel Zell, 73

Director since 1984, Chairman of the Board of Directors of the company since 1985; Chairman since 1999 and Chief Executive Officer since 2012 of Equity Group Investments division of Chai Trust Company, LLC, a private investment company, and its President from 2006 to 2012; Chairman of the Board of Trustees since May 2014 of Equity Commonwealth, an equity real estate trust that owns and operates office properties; Chairman of the Board since September 2005, Director since 1999, and President, Chairman and Chief Executive Officer from July 2002 until December 2004, of Covanta Holding Corporation (previously known as Danielson Holding Corporation), a waste-to-energy and specialty insurance services company. For more than the past five years Mr. Zell has been Chairman of the Board of Equity Lifestyle Properties, Inc., an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties. Mr. Zell was Chairman of the Board of Tribune Company, a diversified media company, from December 2007 until December 2012 and its Chief Executive Officer from December 2007 to December 2009 (in December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in December 2012) and was Chairman of the Board of Capital Trust, Inc., a specialized finance company, from 2003 to 2012. Mr. Zell is the father-in-law of Scott R. Peppet.

Samuel Zell is an active investor in public and private companies around the world to which he provides strategic direction. He is a well known figure in the finance, corporate and real estate sectors and he provides companies in which he invests with a network of resources across a broad range of industries. Mr. Zell is our largest investor and as Chairman strongly promotes the creation of long-term stockholder value.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE

NOMINEES TO THE BOARD OF DIRECTORS

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are required to submit to our stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers. The current frequency of the advisory vote on executive compensation is annually, and the next such vote will occur at our 2016 Annual Meeting of Stockholders.

The Board of Directors encourages our stockholders to carefully review the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement for a complete discussion of our compensation program for our named executive officers. Our executive compensation program is designed to closely align executive rewards with the overall return to stockholders and our performance with the following objectives:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet our short and long term performance goals

•	promote ownership in the company at a reasonable cost to our stockholders

•	be transparent and understandable to the participants and our stockholders

•	be consistent with our corporate governance principles

We believe our executive compensation program has been effective in achieving these goals. For example, our compensation program:

•	is overseen by an independent Compensation Committee

•

employs all executive officers “at will,” with severance benefits only paid on a qualifying termination of employment following a change in control under so called “double trigger” severance agreements

•	requires compensation recoupment (“clawback”) in the event of financial restatements

•	has stock ownership guidelines for all executives

•	incorporates a four year vesting period for nearly all equity awards to emphasize long term performance

•	does not provide guaranteed increases in salary, incentive awards or long term equity incentives

•	provides annual incentive awards based solely on performance

•	provides pension benefits based only on actual years worked

•	does not allow re-pricing or replacing of options or stock appreciation rights

•	does not provide guaranteed annual incentives to senior executives

•

benchmarks primary components of compensation (salary, cash compensation and total compensation), targeting the 50th to 75th percentiles of compensation paid to executives at a comparison group of companies

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As an advisory vote, the result is not binding on the company, the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors value the opinions expressed by our stockholders and will carefully consider the outcome when evaluating our executive compensation program.

WE RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL 3:	Approval of the 162(m) performance goals under the Anixter International Inc. 2010 Stock Incentive Plan

The company maintains the Anixter International Inc. 2010 Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for awards relating to the company’s common stock that may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, restricted stock units, stock appreciation rights, performance shares and units, and dividend equivalent rights.

We are asking our stockholders to approve (i) an amendment to the Incentive Plan that adds additional performance goal criteria to which awards may be subject and (ii) the material terms of all of the performance goals to ensure continued deductibility under Section 162(m) of the Internal Revenue Code.

Material Terms of the Performance Goals Under the Incentive Plan

Section 162(m) generally precludes a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to certain executives. These executives are the company’s chief executive officer and three other highest paid executives, other than the chief financial officer, who are the named executive officers listed in the Summary Compensation Table of the company’s annual proxy statement. This restriction is subject to an exception for “performance-based” compensation that meets certain requirements, including a requirement that the “material terms of the performance goals” applicable to these named executive officers must be disclosed to and approved by stockholders before any compensation is paid to them. Stockholders last approved the Incentive Plan, including the material terms of the performance goals, at the 2010 annual meeting. Section 162(m) requires that if the targets under the performance goals can be changed, the material terms of the performance goals must be reapproved by stockholders every five years in order to retain qualification under Section 162(m).

The material terms of the performance goals that must be approved for purposes of Section 162(m) include: (i) the individuals eligible to receive the compensation; (ii) a description of the business criteria on which the performance goals are based; and (iii) the maximum amount of compensation that can be paid to an individual under the performance goals. Each of these material terms is described below.

Individuals Eligible to Receive Compensation.    The Compensation Committee of the company’s Board of Directors, such other Board committee as the Board may designate, or the Board itself will administer the Incentive Plan (the “Committee”). The Committee has full authority to select the individuals eligible to receive awards under the Incentive Plan. All employees, officers, nonemployee directors and consultants of the company and its subsidiaries who are designated by the Committee are eligible to receive awards under the Incentive Plan. As of March 30, 2015, ten nonemployee directors and approximately 8,900 employees were eligible to participate in the Incentive Plan. In 2014, 166 employees, including the five named executive officers, received awards under the Incentive Plan.

Description of the Business Criteria on Which the Performance Goals Are Based.    The Committee may, in its discretion, provide that any award granted under the Incentive Plan shall be subject to the attainment of performance goals. Performance goals may be based, on Committee discretion, on one or more metrics including, but not limited to 1) measures of earnings or income (e.g., earnings per share, operating earnings, net earnings, pre-tax earnings, earnings before interest, taxes, depreciation and amortization, operating income, net income); 2) return measures (e.g., return on equity, return on assets, return on invested capital, return on tangible capital); 3) cash flow metrics (e.g., free cash flow, operating cash flow, cash flow return on equity, cash flow return on investment); 4) share price metrics (e.g., total share return, stock price, stock price growth); 5) margin measures (e.g., gross margins, operating margins). Metrics can be expressed in absolute terms or in terms of year over year growth or reference to a peer group or index. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claim judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants.]

Maximum Amount of Compensation.    The maximum number of shares as to which an employee can receive stock options or stock appreciation rights in any calendar year is 400,000. Stock options and stock appreciation rights may not be granted with a term longer than 10 years. No person may be granted, in any calendar year, performance-based awards (other than stock options or stock appreciation rights) under the Incentive Plan covering more than 400,000 shares or, in the event the award is settled in cash, an amount equal to the fair market value of such number of shares on the date on which the award is settled.

Description of the Incentive Plan

Administration.    The Compensation Committee of the company’s Board of Directors currently serves as the Committee for the Incentive Plan. The Committee has full authority to select the individuals eligible to receive awards under the Incentive Plan, to determine the form and amount of awards to be granted and to establish the terms and conditions of the awards. As described above, the Committee has the discretion to provide performance-based awards under the Incentive Plan.

Available Shares.    A total of 1,800,000 shares of the company’s common stock may be issued pursuant to the Incentive Plan. The Committee contemplates that shares available under the Incentive Plan will be sufficient to fund grants through 2018.

The shares may be newly issued or common stock reacquired by the company. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Incentive Plan for any reason, the shares subject to the award will again be available for issuance. However, if any award is settled for cash, or if any portion of an award or any shares subject to an award are delivered to the company by a participant, or withheld by the company on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award, they will no longer be available for issuance, and all shares to which the award relates will count toward the number of shares issued under the Incentive Plan. In the event of any reorganization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, change in the capital structure of the company, payment of any extraordinary dividend or similar corporate transaction, the Committee or the Board will make adjustments as it deems appropriate to preserve the benefits of the Incentive Plan and awards granted under the Incentive Plan, including, but not limited to, adjustment of the number and kind of shares reserved for issuance under the Incentive Plan or covered by outstanding awards. Such adjustments will not be considered repricing.

Awards.    The types of awards available under the Incentive Plan are as follows:

Stock Options.    The Incentive Plan provides for the grant of incentive stock options and non-qualified stock options, subject to terms and conditions determined by the Committee and set forth in a stock option agreement. Stock options granted under the Incentive Plan may qualify as incentive stock options if the terms and conditions satisfy the requirements of Section 422 of the Internal Revenue Code. The exercise prices at which and the periods during which stock options may be exercised are fixed by the Committee, but the exercise price will not be less than 100% of the fair market value of the shares on the date of the grant. The Committee has determined that such fair market value is the closing price of the shares on such date as reported on the New York Stock Exchange. Upon exercise of a stock option, payment of the exercise price must be made in full, as set forth in a stock option agreement.

Stock Appreciation Rights.    Stock appreciation rights may be awarded under the Incentive Plan, subject to terms and conditions determined by the Committee and set forth in a stock appreciation rights agreement. Each right will permit the participant to receive the difference between the fair market value of the shares on the date of exercise of the right and the aggregate exercise price thereof. The exercise prices at which and the periods during which the stock appreciation rights may be exercised are fixed by the Committee, but the exercise price will not be less than 100% of the fair market value of the shares on the date of grant. Upon exercise, stock appreciation rights will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in a stock appreciation right agreement.

Stock Awards.    Stock awards may be granted to participants in the Incentive Plan, consisting of shares granted without any consideration or shares sold to the participant for appropriate consideration as determined by the Committee. These awards will be subject to terms and conditions determined by the Committee and as set forth in a stock award agreement, which may include restrictions on transferability, requirements for meeting specified performance goals, and forfeiture of the shares under certain circumstances prescribed by the Committee.

Performance Shares.    Performance shares may be granted to participants in the Incentive Plan, subject to terms and conditions determined by the Committee and based upon performance goals established by the Committee. The Committee will establish performance goals and targets for participants, and will award shares of common stock or cash to the participant if the performance goals and targets are achieved for the designated performance period. These awards will be subject to terms and conditions determined by the Committee and as set forth in a performance share agreement, which will include requirements for meeting specified performance goals and may include restrictions on transferability and forfeiture of the shares under certain circumstances prescribed by the Committee.

Stock Units.    Stock units may be granted to participants in the Incentive Plan, subject to terms and conditions determined by the Committee and as set forth in a stock unit agreement. Each stock unit entitles the participant to receive, on a specified date or event determined by the Committee, one share of common stock of the company or cash equal to the fair market value of a share on such date or event, as provided in a stock unit agreement.

Performance Units.    Performance units may be granted to participants in the Incentive Plan, subject to terms and conditions determined by the Committee and as set forth in a performance unit agreement. Each performance unit entitles the participant to receive cash or shares of common stock of the company upon the attainment of performance goals established by the Committee.

Dividend Equivalent Rights.     Dividend equivalent rights may be granted to participants, subject to terms and conditions determined by the Committee; provided that in the case of performance-based awards, dividends or dividend equivalents will be paid at the time and only to the extent those awards vest. Dividend equivalent rights provide for the payment of an amount equal to dividends or other distributions on shares designated in an award to the participant of stock units, performance shares or performance units as if the participant were the holder of such shares.

Recoupment.    The company has the right to recoup from its executive officers, and such other participants as the Committee may designate from time to time, a portion or all of any award granted under the Incentive Plan in respect of any fiscal year for which the financial results of the company are restated. This right will be in addition to all other rights the company may have against the participant with respect to the participant’s conduct in connection with a restatement of the company’s financial results.

Amendment.    The Committee may, from time to time, suspend, terminate, revise or amend the Incentive Plan or the terms of any grant without the approval of stockholders, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares are listed. No option or stock appreciation right may be repriced by amendment, substitution or cancellation and regrant.

Awards Granted Under the Incentive Plan.    It is not possible at this time to determine the specific awards that will be made in future years under the Incentive Plan. For a description of the awards granted in 2014 to the named executive officers, see the 2014 Grant of Plan-Based Awards Table of this Proxy Statement.

As of March 30, 2015, no stock options have been issued under the Incentive Plan. As of March 30, 2015, a total of 794,584 stock units have been granted under the Incentive Plan since it was first adopted. Included in this number are grants as follows: Robert J. Eck (President and Chief Executive Officer): 113,396; Theodore A. Dosch (Executive Vice President-Finance and Chief Financial Officer): 36,745; Giulio Berardesca (Executive Vice President-Electrical and Electronic Wire and Cable): 34,429; William A. Galvin (Executive Vice President-Enterprise Cabling and Security Solutions): 41,125 and William A. Standish (Executive Vice President-Operations): 29,928; all current executive officers as a group: 335,435; all current nonemployee directors as a group: 0; all current nominees for election as a director as a group: 0; and all employees as a group (excluding current executive officers): 459,149. On March 30, 2015, the last reported sales price for the common stock on the New York Stock Exchange was $75.73.

Description of Changes from Existing Incentive Plan

The only material change from the Incentive Plan as in effect prior to this amendment is the expansion of the list of performance goal criteria. Prior to the amendment, the list of business criteria on which a performance goal could be based included operating income, return on equity, earnings or earnings per share, share price, return on assets, return on investment, cash flow, net income, expense management, and revenue growth.

Summary of Federal Income Tax Implications of Participation in the Incentive Plan.

The following is a summary of the Federal income tax consequences of the Incentive Plan. It is based on the Federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Incentive Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Incentive Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options.    A participant will not recognize any income at the time of grant. At exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to the company the withholding tax obligation that arises at the time the option is exercised. The company generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options.    A participant will not recognize any income at the time of grant. If the participant does not make a disqualifying disposition of the shares received at exercise within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to the company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and the company generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Units and Performance Shares/Units.    If the participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives shares or cash pursuant to the settlement of stock units, performance shares or performance units, provided that if the shares are subject to any restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received, less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to the company the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. The company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award or performance shares subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to the company the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, less the amount paid by the participant for the shares and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and the company will have to include the amount that it previously deducted from its gross income in the taxable year of the forfeiture.

Stock Appreciation Rights.    A participant will not recognize any income at the time of grant. Upon exercise, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the company the withholding tax obligation that arises at the time the ordinary income is recognized. The company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

WE RECOMMEND THAT YOU VOTE FOR APPROVAL OF THE 162(M) PERFORMANCE GOALS UNDER THE ANIXTER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN

PROPOSAL 4: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has re-appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2015, subject to ratification by our stockholders. For further information regarding Ernst & Young LLP, please reference the Report of the Audit Committee and the Independent Registered Public Accounting Firm and Their Fees sections of this Proxy Statement. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. If the stockholders should fail to ratify the appointment of Ernst & Young LLP, the Audit Committee would reconsider the appointment.

WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2015

CORPORATE GOVERNANCE

Governance Guidelines and Charters

The operation of the Board of Directors is governed by our corporate by-laws and Corporate Governance Guidelines. The operations of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by charters adopted by each committee and ratified by the Board of Directors. The Corporate Governance Guidelines and each of the committee charters can be viewed on our website at: http://www.anixter.com/CorporateGovernance.

Code of Ethics

We have a longstanding Business Ethics and Conduct Policy which is applicable to all directors and employees, including the principal executive officer, the principal financial officer, the principal accounting officer and other officers. Our Global Business Ethics and Conduct Policy can be viewed on our website at: http://www.anixter.com/Ethics.

Director Independence

The Board determines the independence of its directors and nominees by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission rules, as well as any other direct or indirect relationship that the director may have with the company. Independence is determined by the Board after presentation and discussion of questionnaire responses. Based on this procedure, all members of the Board, except for Mr. Eck, were found to be independent.

Board of Directors

The Board of Directors held seven meetings in 2014. Each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served. We encourage our directors to attend the Annual Meeting of Stockholders. All directors attended the 2014 Annual Meeting of Stockholders.

Board Committees

The Board has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Board has determined that the Chairs and all committee members are independent under applicable NYSE and SEC rules for committee memberships. The Chairs and members of each committee are shown in the table below.

Director	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Lord James Blyth	—	Member	Member	Member
Frederic Brace	—	Member	Member	Member
Linda Walker Bynoe	Member	Member	Member	Chair
Robert J. Eck	—	—	—	—
Robert W. Grubbs	—	—	—	—
F. Philip Handy	Member	—	Chair	Member
Melvyn Klein	Member	Chair	Member	Member
George Muñoz	—	—	Member	Member
Scott R. Peppet	—	—	—	—
Stuart Sloan	—	—	Member	Member
Samuel Zell	Chair	—	—	—

Executive Committee

The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings. The Executive Committee held one meeting in 2014.

Audit Committee

The Audit Committee is primarily responsible for overseeing:

•	the integrity of our financial statements

•	our compliance with legal and regulatory requirements

•	the qualifications and independence of our independent registered public accounting firm

•	the performance of our independent registered public accounting firm and our internal audit function

Each member of the Audit Committee has been designated as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. No member of the Audit Committee serves on more than three public company audit committees.

The Audit Committee held nine meetings in 2014.

Compensation Committee

The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and equity-based grants.

The essential functions of the Compensation Committee are to:

•

annually determine that the Chief Executive Officer’s compensation is appropriately linked to corporate objectives, evaluate the Chief Executive Officer’s performance in light of those objectives, and set the Chief Executive Officer’s compensation based on this evaluation

•	annually review and approve the compensation of our other senior executives, including the named executive officers

•

retain overall responsibility for approving, evaluating, modifying, monitoring and terminating our compensation and benefit plans, policies and programs, including all employment, severance and change in control agreements, supplemental benefits and perquisites in which executives subject to the Compensation Committee’s review participate

•	recommend to the Board new or modified cash or equity-based incentive plans

•	recommend to the Board the form and amount of compensation for non-employee directors

•

review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and Proxy Statement

•	review and discuss with management its risk review of compensation programs for senior executives and the broader employee group

•	select the companies included in the comparison group for senior executive compensation

The Compensation Committee has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. Since 2005, the Compensation Committee has retained PricewaterhouseCoopers (PwC) as its outside compensation consultant. The Compensation Committee may delegate certain of its activities with regard to the compensation consultant to the Committee Chairman and/or representatives from our management, as appropriate.

The Compensation Committee has directly engaged PwC to provide: (1) general advisory services in areas consistent with the Compensation Committee’s charter, including Compensation Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Compensation Committee’s determination of the amount and form of director and executive compensation.

Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives and evaluating executive performance. Each year, management also provides the Compensation Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive, which includes all executive officers, persons reporting directly to the Chief Executive Officer and other selected members of senior management. Each executive’s immediate superior is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Compensation Committee. Our Chairman of the Board (who is not an executive of the company), in consultation with the Compensation Committee Chairman, is responsible for providing the recommendation to the Compensation Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award and for purposes of this discussion is deemed to be the Chief Executive Officer’s immediate superior.

These recommendations are based, in part, on a review of competitive market data provided to management and the Compensation Committee by PwC. This data shows base salaries, total cash compensation and total compensation at the 50th and 75th percentiles of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of our senior executives. The Compensation Committee, working with PwC, selects the companies for the comparison group which it believes are representative of the types of companies with which we compete for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.

In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.

After the Chairman of the Board and the Compensation Committee Chairman develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Compensation Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by PwC and the Compensation Committee Chairman and presented to the full Compensation Committee for review, discussion, final determination and approval.

The Compensation Committee held five meetings in 2014.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization and assesses Board performance.

The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, commitment and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. Final approval of any candidate shall be determined by the Board of Directors.

The Nominating and Governance Committee will consider candidates submitted by stockholders on the same basis as other candidates. Stockholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify our Corporate Secretary no later than 120 days prior to the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the stockholder who is submitting the notice; and a description of all arrangements or understandings between the stockholder who is submitting the recommendation and the proposed nominee.

The Nominating and Governance Committee held three meetings in 2014.

Executive Sessions

Each regularly scheduled Board and Committee meeting includes an executive session. The Chairman of the Board of Directors presides over all Board meetings and the executive sessions thereof, including meetings of the independent directors of the Board. The Chair of each Committee presides over executive sessions of that Committee. If the Chairman of the Board is not present, a lead director is selected by the independent directors present at the Board meeting, or if the Committee Chair is not present, the presiding director for the Committee meeting is selected by the independent directors present.

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances. The Board of Directors believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.

At the current time, the Board believes that separating these offices promotes Board efficiency, allows the Chief Executive Officer to focus more fully on the implementation of our strategy and is in the best interest of our stockholders.

Our current Chairman, Samuel Zell, is our largest investor and, as such, is particularly well qualified to ensure that the Board’s focus remains on the creation of long-term value for stockholders.

The Board’s Role in Risk Oversight

Overseeing our risk management processes and practices is a key function and competence of the Board and its committees.

Each year, management reports to the Board or one of its committees (as appropriate for the subject matter) on the nature of risks inherent in our business and risk management practices with respect thereto including: customer strategies and credit; vendor relationships and their sustainability; product liability; business continuity and information security, recovery and development; economic trends; foreign exchange; taxation; regulatory, ethical and other compliance topics; insurance; succession planning and the attraction, retention and development of employees; compensation plans; budgeting and forecasting; public reporting; liquidity and funding; working capital; capital transactions; acquisitions and divestitures; and significant geographic or product line expansions.

These risks are considered by management and the Board in developing and approving strategic plans, annual operating plans and incentive arrangements.

Communicating with the Board of Directors and Non-Management Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management directors may do so by directing such communications to the our Corporate Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Other Matters

We limit the number of corporate boards on which our directors and director nominees may serve to six, including their directorship with us. If applicable, nominees to our Board must declare their intent to reduce their board commitments to six.

REPORT OF THE AUDIT COMMITTEE

Pursuant to the Audit Committee Charter, the function of the Audit Committee is to oversee (i) the integrity of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the independent registered public accounting firm and the company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the company. Management is also responsible for performing an evaluation and making an assessment of the effectiveness of the company’s internal control over financial reporting as of the end of the company’s most recent fiscal year, based on a suitable, recognized control framework. The independent registered public accounting firm is responsible for auditing the company’s financial statements and the effectiveness of internal controls over financial reporting and for reviewing the company’s unaudited interim financial statements.

In fulfilling our oversight responsibilities, we have reviewed and discussed the audited financial statements in the Annual Report with management. We have reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA — Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). In addition, we discussed with the independent registered public accounting firm their independence from management and the company, including the matters in the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with us concerning independence. We also considered independence and the compatibility of nonaudit services provided by the auditors to the company with their independence.

We discussed with the company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee regularly meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2015 for filing with the Securities and Exchange Commission.

Melvyn N. Klein, Chair

Lord James Blyth

Frederic F. Brace

Linda Walker Bynoe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THEIR FEES

Fees for professional services rendered by Ernst & Young LLP with respect to fiscal years 2014 and 2013 are set forth below.

Audit Fees

Fees for audit services totaled approximately $5,512,800 in 2014 and approximately $4,276,600 in 2013, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, other SEC filings and statutory audits of foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services for use of the Ernst & Young on-line reference tool totaled approximately $5,000 in each of 2014 and 2013.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $451,200 in 2014 and approximately $369,800 in 2013.

All Other Fees

There were no fees for other services in 2014 and 2013.

Pre-Approval Policies and Procedures

The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent registered public accounting firm each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young instead of another service provider. Should the need arise to consider engaging Ernst & Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee hereby furnishes its report to the stockholders of the company in accordance with rules adopted by the SEC.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended , January 2, 2015.

F. Philip Handy, Chair

Lord James Blyth

Frederic F. Brace

Linda Walker Bynoe

Melvyn N. Klein

George Muñoz

Stuart Sloan

COMPENSATION CONSULTING FEES

The Compensation Committee has retained PwC as its independent compensation consultant. PwC provides the Compensation Committee with data, analysis and assessment of alternatives related to the amount and form of executive and director compensation, but does not provide recommendations on compensation decisions for individual executive officers. In 2014, fees paid to PwC related to providing advice to the Compensation Committee were approximately $115,000 Fees related to other services provided by PwC to us in 2014 were approximately $798,000 of which $403,000 related to the administration of our defined benefit pension plans. The decision to use PwC for these other services, none of which related to executive compensation matters, was made by management. Although management reports on the nature and scope of these services, they were not specifically approved by the Compensation Committee.

As part of its review process in determining whether to engage PwC as compensation consultant for the upcoming year, the Compensation Committee assessed the independence of PwC, taking into consideration the following factors: (1) the provision of other services to us by PwC; (2) the amount of fees we paid to PwC as a percentage of PwC’s total revenue; (3) PwC’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of PwC or the individual compensation advisors employed by the firm with any of our executive officers; (5) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (6) any of our stock owned by PwC or the individual compensation advisors employed by the firm. Based on its analysis of the above factors, the Compensation Committee has concluded that no conflict of interest exists that would prevent PwC from serving as an independent consultant to the Compensation Committee. The Compensation Committee believes that the nature and scope of the other services provided to us do not impair PwC’s ability to render independent advice to the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section of the Proxy Statement discusses our executive compensation policies and programs, our compensation philosophy and objectives, the components of our executive compensation program and the process through which compensation is determined for the named executive officers. Our named executive officers for 2014 were:

Robert J. Eck	President and Chief Executive Officer

Theodore A. Dosch	Executive Vice President — Finance and Chief Financial Officer

Giulio Berardesca	Executive Vice President — Electrical and Electronic Wire and Cable

William A. Galvin	Executive Vice President — Enterprise Cabling and Security Solutions

William A. Standish	Executive Vice President — Operations

In 2014, we followed substantially the same general policies and procedures for executive compensation that we had applied in 2013. The primary elements of our executive compensation program, which are discussed in greater detail below, include base salary, annual cash incentive awards and equity awards. These are considered together and benchmarked against compensation paid by peer companies using a reference range at the 50th and 75th percentiles of the range paid to executives in comparable positions at peer companies. We also provide deferred compensation and retirement benefits as part of our executive compensation program.

Highlights of our executive compensation program in 2014 include the following:

•

The base salaries for each of the named executive officers were increased for 2014, based on the Compensation Committee’s assessment of the individual’s performance, potential for advancement and tenure. Mr. Eck’s base salary was increased 3.3% to $930,000 (placing him at approximately 1.1% above the 50th percentile of salaries paid to CEOs of peer companies) and the base salaries of the other named executive officers saw increases ranging from 2.4% to 4.0% (placing them at 7.1% below to 11.3% above the 50th percentile of the range of base salaries for comparable executives at peer companies).

•

We provided our executives with annual incentive award plans under our Management Incentive Plan that are designed to reward performance that supports our short term performance goals. Consistent with recent practice, these awards were based on the executives meeting certain annual performance objectives approved by the Compensation Committee, including our achievement of certain specified operating earnings and rates of return on tangible capital, as well as the achievement of other quantitative or qualitative individual goals. The annual performance objectives are determined so that target total cash compensation of each named executive officer is generally between the 50th and 75th percentile of the range of total cash compensation provided to similarly situated executives in peer companies. The target amounts set for the named executive officers for 2014 provided total cash compensation ranging from 1.6% below to 41.8% above the 50th percentile.

•

In March 2014, all named executive officers received restricted stock units (RSUs). These grants are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement. Consistent with past practice, we provided equity-based awards to our named executive officers so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in peer companies. We believe that the use of equity-based awards as a substantial part of compensation aligns the economic interests of the named executive officers with those of our stockholders and ensures that they maintain focus on the goal of enhancing long-term value for stockholders. The awards to the named executive officers for 2014 provided target total compensation ranging from 2.9% to 33.5% above the 50th percentile.

•

In light of market rumors in 2014 regarding a potential change in control of the company and the resulting threat to management continuity and stability, at the Board’s direction we reviewed our existing compensation plans with regards to the protections offered to executives and employees in the event of a change in control. Following such review, the Board determined to amend our equity plans to provide for acceleration of equity held by our employees upon a change in control and to enter into change in control severance agreements with certain of our executives, including all of our executive officers. Providing some form of change in control protection is common at our peers and doing so enables us to remain competitive in the marketplace for employee and executive talent. It also provides protection for our executives and employees in a way that we believe encourages management continuity and stability in a business in which management is essential, as we have very little intellectual property or unique physical assets. For all those reasons, the Board concluded that these changes were in the best interests of the company and its stockholders.

The change in control severance agreements referred to above are so-called “double trigger” agreements, and benefits are available only upon a qualifying termination following a change in control. The company continues its policy of “at will” employment, and does not use employment agreements, does not have standard severance terms for its executive officers, and does not otherwise accelerate vesting of equity awards upon death, disability or termination. The agreements do not provide for any Section 280G gross up. A more detailed description of the change in control severance agreements is contained in the Potential Payments upon Termination or Change in Control section of this Proxy Statement.

Compensation Philosophy and Objectives

We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives, including the named executive officers, have been and will continue to be essential to our success. Accordingly, the objectives of our compensation program are to:

•	be market competitive to attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet our short and long term performance goals

•	promote ownership in the company at a reasonable cost to our stockholders

•	be transparent and understandable to the participants and stockholders

•	be consistent with our corporate governance principles

To achieve these objectives, we use a variety of compensation elements, including base salary, annual cash incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.

What our compensation program is designed to reward

Our compensation program is designed to motivate and align individual performance with our strategic objectives by rewarding and incentivizing our executives for assuming responsibilities deemed important to our success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value.

The elements of our compensation program

Base salary, annual cash incentive awards and equity-based awards for senior executives, including the named executive officers, are considered together and benchmarked against compensation paid at comparable companies. We and the Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the named executive officers. The Compensation Committee, working with PwC, selects the companies for the comparison group which it believes are representative of the types of companies with which we compete for executives. These companies are chosen from organizations of a similar size or representative range of revenues, market capitalization and number of employees. The selection is also based on one or more characteristics that they share in common with us, such as similar operational models, business sectors and selected financial metrics. PwC conducts a periodic peer group review to confirm the reasonableness of the peer organizations based on the above factors and may, from time to time, make adjustments to the composition of the comparison group.

The 17 companies in the comparison group for 2014 (which did not change from 2013) were:

Acuity Brands, Inc.	R.R. Donnelley & Sons Company	Owens & Minor, Inc.
Air Products & Chemicals	Fastenal Company	Patterson Companies, Inc.
Airgas, Inc.	Genuine Parts Company	United Stationers Inc.
Applied Industrial Technologies	W.W. Grainger, Inc.	Watsco, Inc.
Arrow Electronics, Inc.	Henry Schein, Inc.	Wesco International, Inc.
Barnes Group	MSC Industrial Direct Co., Inc.

The benchmarking data provided by PwC shows base salaries, total cash compensation (i.e., base salary and annual cash incentives) and total compensation (i.e., base salary, annual cash incentives and equity-based awards) at the 50th and 75th percentiles of the range paid by the comparison group of companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of our named executive officers. This information, together with recommendations from management, the Chairman of the Board and the Chairman of the Compensation Committee, are reviewed and considered by the Compensation Committee in reaching its final determination of executive compensation. See the Corporate Governance — Compensation Committee section of this Proxy Statement for more information on how management’s recommendations factor into the setting of compensation for executives other than the Chief Executive Officer and how recommendations of the Chairman of the Board and the Chairman of the Compensation Committee factor into the setting of compensation for the Chief Executive Officer.

Base Salary:    We provide our executives with a fixed level of annual income necessary to attract and retain executives. The Compensation Committee meets in the early part of each year to review executive salaries. The principal factors considered in making salary adjustment decisions include the individual’s performance, potential for advancement within the company, tenure with the company and tenure in the particular position. Annual salary adjustments typically are effective as of January 1 of each year.

Mr. Eck’s base salary was increased 3.3% from $900,000 to $930,000 effective January 1, 2014. His salary, as adjusted, placed him at approximately 1.1% above the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers. The Compensation Committee believed that this was an appropriate salary for a chief executive officer in his sixth year in the position and allowed for a reasonable progression in compensation based on future performance and increased tenure as a chief executive officer.

Salaries paid to the other named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement, and represent increases ranging from 2.4% to 4.0% over base salaries paid in 2013. These base salary rates ranged from 7.1% below to 11.3% above the 50th percentile of the range of base salaries paid by the comparison group of companies to executives holding comparable positions.

Annual Incentive Awards:    We provide our executives with annual incentive award plans designed to reward performance that supports our short term performance goals. Annual incentive award plans for the named executive officers are provided under our Management Incentive Plan approved by our stockholders in 2014. Under this plan, each year the Compensation Committee establishes an award pool equal to 3% of our operating income as reported on our consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each named executive officer. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant. Each year, the Compensation Committee also approves a target annual incentive for each executive that can be earned upon meeting the performance goals contained in the annual budget. Historically, and in 2014, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating earnings specified in the company’s annual budget approved by the Board of Directors; (2) the achievement of the rate of return on tangible capital specified in the company’s approved annual budget; and (3) the achievement of other quantitative or qualitative individual goals specified in the plan.

The budget process for determining operating earnings and the rate of return on tangible capital goals for 2014 began after we completed our 2013 mid-year review and forecast for the remainder of the year. We then considered planned actions and the potential for a changed operating environment or specific events that could have an effect on our financial performance in 2014 and considered the potential magnitude of those effects. Planned actions may include but are not limited to the opening or closing of offices or warehouses in new or existing geographies, initiatives to increase market share or market penetration, new product introductions, the introduction of existing products into new geographies and acquisitions or divestitures. We also took into account the completion of large contracts which were not likely to be repeated or replaced, gross margin trends and macro-economic expectations, and a variety of other risks which may affect results.

Finalization of the budget by management included input from sales, marketing, operations, information technology, human resources and finance management with responsibilities for various end market sales initiatives, geographic profitability or global functional support. The 2014 budget was submitted in November of 2013 to the Board of Directors for review, discussion and approval.

We have chosen to reward the achievement of budgeted operating earnings and rate of return on tangible capital because we believe that these items are among the most meaningful measures of our performance. By emphasizing earnings over sales, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.

Rate of return on tangible capital is deemed to be an important measure of our success because the wholesale distribution industry in which we compete is working capital intensive. Our assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to our profitability.

Operating earnings and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about our capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.

The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his or her immediate superior (or by the Compensation Committee in the case of the Chief Executive Officer) to be within the executive’s ability to influence and to be an important contribution to our short and/or long term success.

The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. The 2014 target incentives, expressed as a percentage of salary, for each named executive officer were as follows: Mr. Eck: 108%; Mr. Dosch: 80%; Mr. Berardesca: 83%; Mr. Galvin: 83% and Mr. Standish: 81%. See the Grants of Plan-Based Awards Table in this Proxy Statement for disclosure of threshold, target and maximum payouts for the named executive officers.

The target annual incentives are determined so that total cash compensation of each named executive officer is generally between the 50th and 75th percentile of the range of total cash compensation provided to similarly situated executives in the comparison group of companies. The target amounts set for the named executive officers for 2014 provided total cash compensation ranging from 1.6% below to 41.8% above the 50th percentile. The level at the upper end is due to Mr. Standish’s long tenure with the company and sustained outstanding performance over such period. Excluding Mr. Standish, the target amounts set for the named executive officers provided total cash compensation ranging from 1.6% below to 23.5% above the 50th percentile.

Because the company benchmarks total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, the Compensation Committee believes that its target annual incentives are consistent with our philosophy that named executive officers should have a sizable amount of their cash compensation at risk. During the five year period from 2010-2014, annual incentives paid to the named executive officers during such period ranged from 38% to 150% of their target amounts.

The weighting of each financial component was established with respect to each named executive officer’s scope of authority and did not change from 2013. For 2014, (1) the worldwide operating earnings component for each named executive officer represented 25% to 40% of the total target annual incentive under the plan; (2) the operating earnings component for each of the two named executive officers whose plan was also based on business segment operating earnings represented 30% of the total target annual incentive under the plan; (3) the return on tangible capital component for each named executive officer whose plan was based on worldwide return on tangible capital represented 35% to 37% of the total target annual incentive under the plan; (4) the return on tangible capital component for each named executive officer whose plan was based on business segment return on tangible capital represented 20% of the total target annual incentive under the plan; and (5) the individual objective component of each named executive officer’s plan was consistent with the strategies and actions underlying the annual operating plan, and represented 25% of the total target annual incentive under the plan.

The individual qualitative objectives for each named executive officer were as follows:

Mr. Eck:	Continue to focus on improving the business process, operating model and working capital in our global OEM Supply business; accelerate sales growth in existing customers and new customer acquisition in our OEM Supply business; develop and implement IT organization structure to support new IT strategic plan; improve our penetration into the industrial communication and control market; seek opportunities in the physical security and building automation markets.

Mr. Dosch:	Oversee management of the corporate capital structure to maintain appropriate liquidity and target leverage; balance organic and inorganic growth with flexibility to return value to shareholders; lead M&A activities; lead negotiation, diligence and integration planning processes; lead working capital management strategies to drive structural improvements and sustainable efficiencies in processes.

Mr. Berardesca:	Develop and implement global marketing structure; develop growth plan for Jorvex and Mexico industrial business; develop investment strategy for growth in industrial and OEM markets in APAC; develop and implement a plan to accelerate growth of industrial communication and control products outside of North America; develop a new five year global strategic plan for our Wire & Cable business.

Mr. Galvin:	Develop and execute growth strategy for our global ECS security business; implement and grow our global small and medium business and mid-market strategy; drive growth and increase share with our key supplier partners in both security and infrastructure; develop and execute a global strategy for the power market.

Mr. Standish:	Mentor and develop leadership skills of operations management team; integrate global warehouse operations’ processes; standardize warehouse operations’ critical functions of our global OEM Supply business; reengineer the North American facility project implementation process; develop long and mid-term plans and strategy for major facilities with lease expirations in the next few years.

When the financial results for the year are finalized, calculations of the amounts earned by each of the named executive officers pursuant to the terms of his or her annual incentive plan are prepared by management and furnished to the Compensation Committee. Payments for achievement of the operating earnings and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of individual objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate superior or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee, for review and approval by the Compensation Committee.

For 2014 the target incentive and the relative weight assigned to each performance goal for each named executive officer were as follows:

	Robert J. Eck	Theodore A. Dosch	Giulio Berardesca	William A. Galvin	William A. Standish
Target Incentive	$1,000,000	$415,000	$370,000	$370,000	$350,000
Financial Performance Goals:
Worldwide Operating Earnings	38%	38%	25%	25%	40%
Worldwide Return on Tangible Capital	37%	37%			35%
Global Wire and Cable Operating Earnings			30%
Global Wire and Cable Return on Tangible Capital			20%
Global Enterprise Cabling and Security Solutions Operating Earnings				30%
Global Enterprise Cabling and Security Solutions Return on Tangible Capital				20%
Individual Objectives	25%	25%	25%	25%	25%

For each performance goal there is a threshold level of performance, below which no incentive is paid. Attainment of the threshold level results in payment of 25% of the target incentive amount, attainment of the target level of performance results in payment of 100% of the target incentive amount, and attainment of the maximum level of performance results in payment of 150% of the target incentive amount. In each case, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

The following table sets forth for 2014 the target and payout levels for each financial performance goal, actual performance and the actual percentage of the target incentive paid.

Worldwide Operating Earnings Target: $378,859,000

Worldwide Operating Earnings Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		363,624,000	96.0%	80%
Less than $320,804,000.0
$320,804,000.25
$378,859,000	1.0
$401,804,000 or more	1.5

Worldwide Return on Tangible Capital Target: 25.0%

Worldwide Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		24.6%	98.4%	91%
Less than 21.7%	.0
21.7%	.25
25.0%	1.0
26.1% or more	1.5

Global Wire and Cable (W&C) Operating Earnings Target: $175,311,000

Global W&C Operating Earnings Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$148,009,000	84.4%	37%
Less than $142,602,000.0
$142,602,000.25
$175,311,000	1.0
$190,732,000 or more	1.5

Global Wire and Cable (W&C) Return on Tangible Capital Target: 34.1%

Global W&C Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		28.5%	83.6%	26%
Less than 28.4%	.0
28.4%	.25
34.1%	1.0
36.7% or more	1.5

Global Enterprise Cabling and Security Solutions (ECS) Operating Earnings Target: $194,000,000

Global ECS Operating Earnings Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		$178,693,000	92.1%	72%
Less than $153,056,000.0
$153,056,000.25
$194,000,000	1.0
$208,968,000 or more	1.5

Global Enterprise Cabling and Security Solutions (ECS) Return on Tangible Capital Target: 29.4%

Global ECS Return on Tangible Capital Tiers	Multiplier	Actual Performance	% Attainment of Target	Actual % of Target Incentive Paid
		26.6%	90.5%	64%
Less than 23.6%	.0
23.6%	.25
29.4%	1.0
31.5% or more	1.5

Multipliers also apply to the individual objectives. For other than the Chief Executive Officer, the executive’s immediate superior evaluates the executive’s achievement of the objective. This evaluation takes into account any particular challenges encountered in performing the objective, including developments which were outside of the executive’s control. Based on this evaluation, the executive’s immediate superior makes a qualitative judgment about the extent to which the executive has met expectations for achievement of the objective, and recommends a multiplier to be applied to the target incentive. The multipliers are submitted, along with supporting commentary, to the Compensation Committee for review and approval. The Compensation Committee makes the same evaluation and determination for the Chief Executive Officer. In addition, the Compensation Committee can, at its discretion, apply a multiplier in excess of 1.5, provided the resulting total award under the annual incentive plan does not exceed the limitations imposed by our Management Incentive Plan on the amount of the aggregate award.

The performance of the named executive officers during 2014 resulted in the following multipliers applied to their target annual incentive with respect to their individual objectives: Mr. Eck: 1.50; Mr. Dosch: 1.50; Mr. Berardesca: 1.20; Mr. Galvin: 1.25 and Mr. Standish: 1.00. Annual incentive awards paid to the named executive officers with respect to the corporate performance goals and the individual objectives in accordance with these results are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

Equity-Based Awards:    We are dedicated to enhancing long-term value for our stockholders and believe that the best way to ensure our senior executives, including the named executive officers, maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards. Our use of equity-based awards is designed to promote ownership and align the economic interests of senior executives to those of our stockholders at a reasonable cost and to reward and retain senior executives identified as key to the continuity and success of our business or as high potential succession candidates. Because we believe that it is duplicative to apply the performance-based criteria used to determine annual cash incentives to equity-based compensation, we have historically, and in 2014, chosen to condition the vesting of equity-based awards on the passage of time.

Our Stock Incentive Plan approved by stockholders in 2010, as well as predecessor plans, provide for various types of awards, including stock options, stock appreciation rights, stock awards, performance shares, stock units, performance units and dividend equivalent rights.

We have traditionally provided long term incentive compensation to our named executive officers through equity-based awards in the form of stock options or restricted stock units (RSUs). Stock options provide an element of risk to executives in that value is created for the executives only when value is created for stockholders, and they provide a more leveraged vehicle for accomplishing this objective. RSUs manage potential increased dilution that would result from using only options and provide executives with outright value that supports executive retention. As compared to options, fewer RSUs can be used to meet long-term compensation objectives.

In March, 2014, all named executive officers received RSUs. We generally provide equity-based awards to the named executive officers so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in the comparison group of companies. This reflects our practice of leveraging total compensation relative to the benchmark rates which is consistent with our philosophy that senior executives, including the named executive officers, should receive a sizable amount of their total compensation as equity in the company. Because we benchmark total compensation for our named executive officers rather than equity-based awards per se, and total compensation includes total cash compensation, recommendations for equity-based awards can be affected by total cash compensation determinations.

In determining the total amount of equity to award each year, the Compensation Committee also reviews the dilution and value transfer rates of the companies in the comparison group. With respect to dilution, PwC presents, for each company in the comparison group, shares reserved as a percentage of total diluted shares outstanding, along with the percentages associated with the 25th, 50th and 75th percentiles. Lower percentiles correlate to lower dilution. Based on that data, the company was between the 50th and 75th percentiles.

With respect to value transfer, PwC presents, for each company in the comparison group, the value (as a percentage of market capitalization) of equity grants to all recipients and to the chief executive officer for each of the three most recent years available, and the three year average. Percentages associated with the 25th, 50th and 75th percentiles are also presented. Lower percentiles correlate to lower award values in relation to market capitalization. Based on that data, the company was between the 50th and 75th percentiles in total value transferred in 2014, and between the 50th and 75th percentiles in value transferred to its Chief Executive Officer in 2014. Management also presents the year-end value of all of our outstanding equity-based awards.

These grants to the named executive officers are shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement.

Pensions:    We believe that providing a measure of retirement income to our employees, including our named executive officers, is important to our recruitment and retention goals. Accordingly, certain U.S. employees and employees of certain foreign subsidiaries participate in company-sponsored plans. For certain highly compensated employees in the U.S., we provide a non-qualified excess benefit plan which extends the applicable benefit formula in the qualified pension plan to eligible compensation that exceeds the amount allowed by the Internal Revenue Code (“Code”) to be taken into account under the qualified plan ($260,000 in 2014). All named executive officers participate in the excess benefit plan. See the discussion accompanying the Pension Benefits Table in this Proxy Statement.

Deferred Compensation:    We believe that providing a method for employees, including the named executive officers, to save for retirement on a tax-deferred basis is important to our recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the company’s 401(k) plan. For certain highly compensated employees, including the named executive officers, we provide a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their annual incentive until retirement or other specified future date. The plan also provides for employer contributions in certain instances. We pay interest on the deferrals and contributions and provide an enhanced crediting rate if the company meets certain pre-determined financial performance goals. See the discussion accompanying the Nonqualified Deferred Compensation Table in this Proxy Statement.

Perquisites:    Historically, perquisites for senior executives have been very limited in scope and value. In 2014, the named executive officers did not receive any perquisites, with the exception of reimbursement for the cost of annual physical exams for executives, in excess of the standard benefits available to our employees generally. The Compensation Committee periodically reviews the types and costs of any perquisites to ensure they remain aligned with our compensation philosophy.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the three other most highly compensated officers of a public company other than the chief financial officer to $l,000,000 per year, but contains an exception for certain performance-based compensation. It is our policy to structure our incentive and equity-based compensation in a manner that will minimize the impact of limitations imposed by Section 162(m) to the extent we can reasonably do so consistent with our goal of retaining and motivating our executives in a cost effective manner. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in our best interest. Grants of stock options under our Stock Incentive Plans and awards under our Management Incentive Plan qualify as “performance-based compensation” under Section 162(m). Base salary does not by its nature qualify as performance-based compensation under Section 162(m). RSUs granted under our Stock Incentive Plan generally are not considered performance-based, and may not be fully deductible if paid to an executive officer while he is subject to Section 162(m).

Stock Ownership Guidelines and Anti-Hedging Policy

To promote the alignment of the interests of directors and senior executives, including the named executive officers, with those of our stockholders, we have established minimum company stock ownership guidelines. Under these guidelines, directors are required to hold stock valued at three times their annual retainer and the Chief Executive Officer is required to hold stock valued at five times his base salary. The Chief Executive Officer sets the minimum company stock ownership guidelines for the other senior executives. The value of shares owned, vested RSUs and vested stock options is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines within five years of those persons becoming subject to the guidelines. Our Global Business Ethics and Conduct Policy prohibits hedging against a decline in our share price.

All directors and executives subject to these requirements are either above their ownership requirements or, taking into account the continued vesting of previous and/or anticipated equity-based awards, are expected to achieve their requirement within the prescribed five year timeframe.

Executives are not subject to minimum holding periods; however, in the event an executive does not meet the company’s stock ownership guidelines, the Board may take corrective action including, but not limited to, prohibiting sales of stock until the executive meets the applicable guideline.

Timing of Awards

Annual cash incentive awards for the most recently completed fiscal year are determined by the Compensation Committee at its regularly scheduled meeting in the first quarter each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.

Base salaries, annual cash incentive targets and equity-based awards for the current year are also determined at the first quarter meeting, after the Board of Directors has approved the operating budgets for the year, PwC has provided benchmarking data and management has formulated its recommendations.

Equity-based awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested. Under certain limited circumstances, such as in connection with a promotion or new hire, the Compensation Committee will make grants on a date other than March 1. Because the Compensation Committee’s first quarterly meeting in 2014 was not until March 6, the 2014 awards were granted on March 6, 2014.

These awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. The number of shares or units to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of our stock on the grant date or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on the grant date or, if not a trading day, the immediately preceding trading day. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.

Recovery of Awards

Beginning in 2010, all annual incentive and long term incentive awards to senior executives, including the named executive officers, are expressly conditioned upon our right to recoup a portion or all of any such award granted in respect of any fiscal year for which our financial results are restated.

Consideration of Prior Say-on-Pay Vote

At the 2014 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 98.4% of shares present at the meeting and entitled to vote. The Compensation Committee considered these results and, based on our strategic objectives, our performance and the close alignment of the compensation program with stockholder interests and the overwhelming support of stockholders from 2014, determined not to make any major changes to compensation plans and programs for fiscal 2015. Accordingly, the Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2015.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table shows the compensation for the fiscal years ended January 2, 2015, January 3, 2014 and December 28, 2012 of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Robert J. Eck	2014	930,000	2,749,985	0	1,015,700	784,245	(6)	15,747	5,495,677
President & Chief Executive Officer	2013	900,000	1,225,018	1,224,996	782,800	6,110		91,177	4,230,101
	2012	850,000	1,199,995	1,200,000	318,750	1,129,288		8,068	4,706,101
Theodore A. Dosch	2014	520,000	800,029	0	421,516	19,058	(7)	10,536	1,771,139
Executive Vice President — Finance and Chief Financial Officer	2013	500,000	374,980	375,010	289,600	7,389		6,295	1,553,274
	2012	450,000	349,984	349,995	140,625	13,974		4,848	1,309,426

Giulio Berardesca	2014	469,600	674,981	0	245,310	532,139	(8)	2,012	1,924,042
Executive Vice President — Electrical and Electronic Wire and Cable	2013	430,000	650,021	0	153,000	3,590		63,795	1,300,406
William A. Galvin	2014	464,500	725,043	0	316,905	356,523	(9)	9,818	1,872,789
Executive Vice President — Enterprise Cabling and Security Solutions	2013	430,000	699,991	0	201,600	4,676		56,898	1,393,165
William A. Standish	2014	430,000	474,947	0	310,975	521,201	(10)	10,430	1,747,533
Executive Vice President — Operations	2013	420,000	450,004	0	243,250	19,016		41,963	1,174,233

(1)	The amounts in this column reflect salary earned by each named executive officer for the applicable year. 2014 salary increases were effective January 1, 2014.

(2)	The amounts in these columns are the grant date fair value of restricted stock unit awards and option awards computed in accordance with FASB ASC Topic 718 for each fiscal year shown. For an explanation of assumptions used in valuing the awards, see Note 9 to the Consolidated Financial Statements contained in our 2012 Form 10-K, Note 9 to the Consolidated Financial Statements contained in our 2013 Form 10-K and Note 10 to the Consolidated Financial Statements contained in our 2014 Form 10-K.

(3)	The amounts in this column reflect the cash incentive payments we awarded under the Management Incentive Plan to each named executive officer for the fiscal years shown.

(4)	Amounts shown in this column include the annual change for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all company defined benefit plans. See Note 9 to the Consolidated Financial Statements contained in our 2014 Form 10-K. This column also includes above market earnings on deferred compensation in 2012, 2013 and 2014.

(5)	For components of the amounts in this column, see the 2014 All Other Compensation table below.

(6)	Reflects the above market earnings on deferred compensation of $5,415. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $778,830.

(7)	Reflects the above market earnings on deferred compensation of $1,179. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $17,879.

(8)	Reflects the above market earnings on deferred compensation of $3,113. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $529,026.

(9)	Reflects the above market earnings on deferred compensation of $4,494. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $352,029.

(10)	Reflects the above market earnings on deferred compensation of $16,238. The actuarial present value of the accumulated benefit under all company defined benefit plans increased by $504,963.

2014 All Other Compensation

Named Executive Officer	Company Contributions to 401(k) Plan ($)	Interest on Dividend Equivalents ($)(1)
Robert J. Eck	6,500	9,247
Theodore A. Dosch	8,245	2,291
Giulio Berardesca	0	2,012
William A. Galvin	6,500	3,318
William A. Standish	6,500	3,930

(1)	These amounts reflect interest on dividend equivalents credited to stock units that was paid to the executive when the stock units vested.

Employment Agreements

We have no employment agreements with any of our executives.

2014 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to (1) estimated payouts under non-equity incentive plans in 2014 and (2) restricted stock units awarded in 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Robert J. Eck	3/6/14	$250,000	$1,000,000	$1,500,000	25,708	0	—	$2,749,985
Theodore A. Dosch	3/6/14	$103,750	$415,000	$622,500	7,479	0	—	$800,029
Giulio Berardesca	3/6/14	$92,500	$370,000	$555,000	6,310	0	—	$674,981
William A. Galvin	3/6/14	$92,500	$370,000	$555,000	6,778	0	—	$725,043
William A. Standish	3/6/14	$87,500	$350,000	$525,000	4,440	0	—	$474,947

(1)	Payouts under the Management Incentive Plan were based on performance in 2014, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2014. Actual amounts paid under the Management Incentive Plan for 2014 are reflected in the Summary Compensation Table of this Proxy Statement as Non-Equity Incentive Plan Compensation.

(2)	No options were granted in 2014.

(3)	Calculated in accordance with FASB ASC Topic 718. The restricted stock units vest in 1/3 increments during employment beginning on the second anniversary of the March 6, 2014 grant date, except for Mr. Berardesca’s restricted stock unit grant that vests in 1/3 increments during employment beginning on the first anniversary of the March 6, 2014 grant date. Restricted stock units were valued at $106.97 per unit, which was the closing price of the underlying common stock on March 6, 2014.

Management Incentive Plan

For 2014, the Compensation Committee approved annual incentive awards composed of three components: operating earnings, return on tangible capital and individual objectives. The Compensation Committee set a target incentive amount for each named executive officer ranging from 80% to 108% of base salary. The actual payout for each component of the annual incentive award can range from zero to 150% of the target incentive opportunity for each component. For each component, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

A significant portion of each named executive officer’s incentive opportunity (75%) was based on the two financial components, determined on a worldwide and/or business segment basis. Each year, the Compensation Committee sets operating earnings target, threshold and maximum amounts. If the company reaches the threshold operating earnings amount, the executive is eligible for a threshold payment of 25% of the operating earnings component of the incentive award, with pro rata increases in payout as operating earnings reach the target amount. Exceeding the operating earnings target amount will result in payments above the target incentive award amount, up to a maximum of 150%. Similarly, the Compensation Committee sets yearly return on tangible capital target, threshold and maximum amounts. At the threshold return on tangible capital amount, the executive receives 25% of the return on tangible capital component of the incentive award, with pro rata increases in payout as return on tangible capital reaches the target amount. Exceeding the target return on tangible capital amount will result in payments above the target incentive award amount up to a maximum of 150%. The remaining portion of the annual incentive opportunity is based on achievement of individual objectives, which for the other named executive officers is determined subjectively by the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Chairman of the Board in consultation with the Chairman of the Compensation Committee for review and approval by the Compensation Committee.

See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the Management Incentive Plan.

Restricted Stock Units

For 2014, restricted stock units were granted under the company’s 2010 Stock Incentive Plan. Generally, one-third of the restricted stock units vest during employment on each anniversary of the grant date beginning with the second anniversary of the grant date, or in limited cases, beginning with the first anniversary of the grant date. Holders of restricted stock units have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the company until the units vest. Dividend equivalents are credited with interest equal to 4.0% per year until the units vest.

Stock Options

For 2014, no stock options were granted.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of January 2, 2015 and (2) each outstanding restricted stock unit that has not vested as of January 2, 2015.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock that Have Not Vested ($)(5)
Robert J. Eck							60,557	5,339,916

	14,995 33,174 15,812 73,306 70,706 30,235 16,180 0	(7) (7) (7) (7) (7) (7) (7)	0 0 0 0 0 15,117 32,360 45,450	(8) (8) (8)	69.48 54.08 49.80 24.33 35.33 61.74 61.19 64.75	10/01/2017 03/01/2018 07/01/2018 03/01/2019 03/01/2020 03/01/2021 03/01/2022 03/01/2023
Theodore A. Dosch	10,605 6,573 7,099 4,719 0	(7) (7) (7) (7)	0 3,287 3,549 9,438 13,914	(8) (8) (8) (8)	35.33 61.74 58.28 61.19 64.75	03/01/2020 03/01/2021 07/01/2021 03/01/2022 03/01/2023	18,755	1,653,816
Giulio Berardesca							15,745	1,388,394
William A. Galvin	12,267 8,114 15,312 15,405 22,979 8,545	(7) (7) (6) (7) (7) (7)	0 0 0 0 0 4,272	(8)	50.42 69.48 54.08 24.33 35.33 61.74	03/01/2017 10/01/2017 03/01/2018 03/01/2019 03/01/2020 03/01/2021	24,767	2,183,954
William A. Standish							17,461	1,539,711
	12,758	(7)	0		54.08	03/01/2018

(1)	In accordance with the anti-dilution provisions of our Stock Incentive Plans, this table reflects the adjustment to the number of outstanding options and the exercise prices to reflect the special cash dividends declared on September 23, 2010, April 24, 2012 and November 25, 2013.

(2)	Unvested awards are generally forfeited upon termination of employment for any reason and fully vest on a change in control.

(3)	Each option was granted 10 years prior to the expiration date shown in this column.

(4)	Restricted stock units vest during employment in 1/3 increments beginning on the second anniversary of each grant date, except for Mr. Berardesca’s restricted stock units that vest during employment in 1/3 increments beginning on the first anniversary of the grant date. Unvested awards are generally forfeited upon termination of employment for any reason and fully vest on a change in control.

The unvested restricted stock units for the named executive officers will vest as follows:

Unit Vesting

Name	3/1/2015	3/6/2015	7/1/2015	3/1/2016	3/6/2016	3/1/2017	3/6/2017	3/6/2018
Robert J. Eck	17,187	0	0	11,713	8,569	5,949	8,570	8,569
Theodore A. Dosch	4,692	0	1,261	3,502	2,493	1,821	2,493	2,493
Giulio Berardesca	6,278	2,103	0	3,157	2,104	0	2,103	0
William A. Galvin	8,068	0	0	6,522	2,259	3,399	2,260	2,259
William A. Standish	6,489	0	0	4,347	1,480	2,185	1,480	1,480

(5)	Represents the value of shares of common stock covered by the restricted stock units, using $88.18, which was the closing price of our common stock on January 2, 2015.

(6)	These stock options vested in 1/3 increments beginning on the fourth anniversary of the grant date.

(7)	These stock options vested in 1/3 increments beginning on the second anniversary of the grant date.

(8)	These stock options vest during employment in 1/3 increments beginning on the second anniversary of the grant date.

2014 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to (1) the exercise of stock options during fiscal 2014 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of shares of common stock acquired by each named executive officer during fiscal 2014 as a result of the vesting of restricted stock units and (4) the value of those vested shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Eck	75,602	3,637,900	19,043	2,036,649
Theodore A. Dosch	0	0	5,302	559,779
Giulio Berardesca	0	0	9,373	1,002,442
William A. Galvin	12,000	795,067	7,206	770,682
William A. Standish	8,995	409,139	7,816	835,921

(1)	The amount represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold.

(2)	Represents the value of our common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of our stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of our stock on the NYSE, if the vesting date is not a trading day.

2014 PENSION BENEFITS

We provide defined pension benefits under our Pension Plan and our Excess Benefit Plan. This table shows (1) the years of service credited to each named executive officer under each plan in which the named executive officer is entitled to benefits and (2) the present value of the accumulated benefit payable under each such plan to each named executive officer upon retirement at age 65.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert J. Eck	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	25.00 25.00	1,972,741 2,000,999	0 0
Theodore A. Dosch	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	5.95 5.95	43,128 9,448	0 0
Giulio Berardesca	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	41.67 41.67	2,002,291 1,082,662	0 0
William A. Galvin	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	27.42 27.42	1,581,466 6,257	0 0
William A. Standish	Anixter Inc. Pension Plan Anixter Inc. Excess Benefit Plan	31.00 31.00	2,314,064 502,485	0 0

(1)	The number of years of service credited to the named executive officer under the specified plan, computed as of January 2, 2015 which is the same measurement date used for financial statement reporting purposes in our 2014 Form 10-K. Credited service was based on hours worked through July 31, 2006 and an elapsed time method from August 1, 2006 forward. No credit is given for years not worked.

(2)	The actuarial present value of the named executive officer’s accumulated benefits under the applicable plan, computed as of the same January 2, 2015 measurement date used for financial statement reporting purposes in our 2014 Form 10-K.

Pension Plan and Excess Benefit Plan

Pension Plan

Our Pension Plan is a tax-qualified retirement plan covering all US employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The Pension Plan benefit consists of two components: (i) until December 31, 2013, a “Grandfathered Benefit” for employees hired prior to June 1, 2004 and (ii) a “PRA Benefit” for all employees hired on or after June 1, 2004 and beginning January 1, 2014, for all employees.

Grandfathered Benefit.    The Grandfathered Benefit provides a monthly amount equal to a participant’s years of continuous service through December 31, 2013 (not to exceed 30) multiplied by the sum of 0.65% of the portion of the participant’s Final Average Pay that is less than or equal to 1/12 of the participant’s Covered Compensation (an amount specified by Social Security based on year of birth), plus 1.3% of the portion of the participant’s Final Average Pay in excess of 1/12 of the participant’s Covered Compensation. Final Average Pay means the highest average monthly salary and bonus (including, but not limited to, overtime, commissions, performance-based bonuses, employee referral bonuses, and amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans) paid during the 60-consecutive calendar month period occurring within the 120 consecutive calendar months of service ending with the earlier of December 31, 2013 or the participant’s final completed calendar month of service, taking into account the applicable Code limits. For certain participants the Grandfathered Benefit is periodically increased to the applicable IRS limit, which results in a corresponding decrease in the Excess Benefit Plan benefit.

Participants hired before June 1, 2004 are eligible to receive a Grandfathered Benefit after completing five years of service. The normal retirement age is 65. After attaining age 55, participants may retire and elect to receive early payment, although the amounts are actuarially reduced to reflect the longer payment period. Any participant who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). Participants may elect to receive the Grandfathered Benefit from the Pension Plan in a single life annuity, 10-year certain annuity, joint and survivor annuity or joint and contingent annuity. A lump sum payment is also available if the value of the benefit is under $10,000. Messrs. Eck, Berardesca and Standish are 55 or older and thus eligible for early retirement payments with respect to the Grandfathered Benefit. Because Mr. Dosch was hired after June 1, 2004, he did not accrue a Grandfathered Benefit.

PRA Benefit.    For the PRA Benefit, each participant has a Personal Retirement Account, which is a notional account that receives an annual pay credit equal to 2.0% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are fewer than five and 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are five or greater. Salary for this purpose includes amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans. Participants also receive an annual company contribution under the Employee Savings Plan (a tax-qualified 401(k) plan) equal to their Personal Retirement Account balance multiplied by the 10-year Treasury rate. For certain participants, the PRA Benefit is periodically increased to the applicable IRS limit, which results in a corresponding decrease in the Excess Benefit Plan benefit.

Participants may retire at any age after completing three years of service and receive their PRA Benefit payments. Participants may elect to receive the PRA Benefit in an actuarially equivalent single life annuity, joint and survivor annuity or lump sum. All named executive officers, including Mr. Dosch, currently accrue a PRA Benefit.

Excess Benefit Plan

The Excess Benefit Plan is available to US employees who are recommended by the Chief Executive Officer and approved by the Compensation Committee. The purpose of the Excess Benefit Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full salary and bonus, without regard to Code limits. It utilizes the same benefit formulas in the Pension Plan, except that the formula is applied to the portion of the salary as well as bonus that cannot be taken into account under the Pension Plan due to Code limits (the PRA Benefit under the Pension Plan is based only on salary and excludes bonuses). The Grandfathered Benefit under the Excess Benefit Plan was frozen as of December 31, 2013 and all Excess Benefit Plan participants participate in the Personal Retirement Account as of January 1, 2014. The Personal Retirement Account is credited with an annual pay credit of 2.0% of salary and bonus for each plan year after 2010 in which the participant’s years of continuous service are fewer than five or 2.5% of salary and bonus for each plan year after 2010 in which the participant’s years of continuous service are five or greater, less the annual amount credited to the Pension Plan Personal Retirement Account. The Personal Retirement Account grows with interest based on current 10-year Treasury rates.

Participants who terminate employment with five years of service will receive their Grandfathered Benefit under the Excess Plan in a single life annuity (if the participant does not have a beneficiary) or a joint and survivor annuity (if the participant has a beneficiary), provided that if the total Excess Plan Benefit (including both the Grandfathered Benefit and the PRA Benefit) is less than the limit under 402(g) of the Code ($17,500 for 2014), the total Excess Plan Benefit will be paid in a lump sum. The Grandfathered Benefit is payable at the date of termination if the participant is age 55 or older, however, in the case of a participant who is one of the 50 highest paid employees of the company, benefits will be not be paid until six months following termination. If the participant’s termination of employment occurs prior to age 55, benefits will be paid upon attainment of age 65. Because Messrs. Eck, Berardesca and Standish are 55 or older, their Grandfathered Benefit will commence six months following termination of employment. Participants who terminate with three years of service will receive the PRA Benefit under the Excess Benefit Plan in a lump sum six months following termination.

Assumptions

The assumptions used in calculating the present value of the projected accumulated benefits under the Pension Plan and Excess Benefit Plan are set forth in Note 8 to the company’s Consolidated Financial Statements contained in our 2014 Form 10-K.

2014 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s benefit under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert J. Eck	0	0	44,996	0	1,106,439
Theodore A. Dosch	51,000	0	9,493	0	247,200
Giulio Berardesca	0	0	25,987	0	636,154
William A. Galvin	109,934	0	36,674	0	934,970
William A. Standish	60,812	0	136,095	0	3,317,780

(1)	These amounts are reflected in the Summary Compensation Table in this Proxy Statement, as “Salary” or “Non-Equity Incentive Plan Compensation”.

(2)	The following amounts are reflected as above market earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Eck: $5,415; Mr. Dosch: $1,179; Mr. Berardesca: $3,113; Mr. Galvin: $4,494 and Mr. Standish: $16,238. The remaining amounts are market earnings that are not reported in the Summary Compensation Table.

(3)	The following amounts have been reported as compensation in this or prior years’ Summary Compensation Tables: Mr. Eck: $372,848; Mr. Dosch: $228,052; Mr. Berardesca: $32,628; Mr. Galvin: $235,455 and Mr. Standish: $222,395. The remaining amounts are market earnings that are not reported in the Summary Compensation Table.

Selected employees are eligible to participate in our Deferred Compensation Plan. Under this plan, participants may defer up to 50% of base salary and up to 100% of annual non-equity incentive. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. If the participant makes the maximum permissible elective deferrals under our tax-qualified Employee Savings Plan, we also provide the portion of the matching contribution, if any, that could not be made under the Employee Savings Plan as a result of the deferrals made under the Deferred Compensation Plan. No named executive officers received a matching contribution under the Deferred Compensation Plan for 2014.

Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three month average of the previous quarter’s 10 year Treasury Note rate. This rate was designed to approximate our long-term borrowing rate. For 2014, the average crediting rate was 4.30%. Active participants are eligible to receive an enhanced crediting rate of up to one-half percentage point per quarter if we meet or exceed certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2014, partial enhanced crediting was paid for three out of four quarters.

All deferrals must remain in the Deferred Compensation Plan for at least five years from the deferral date, except for terminations due to retirement at or after age 55, disability or death. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement and disability payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, excluding death, participants receive a lump sum on the first of the calendar year two years following employment termination, provided deferrals have been in the plan for five years. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10% penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship as defined by the plan and IRS. In the event of termination due to the participant’s death, the beneficiary receives a lump sum distribution if the participant is under age 55, or in the form the participant had elected for retirement benefits if age 55 or older.

Employees may change their elections with respect to the form and timing of distributions. Such changes must be made at least two calendar years prior to the current distribution date for pre-2005 deferrals. For post-2004 deferrals, such changes must be made at least 12 months prior to the date any amount is distributable, provided that any change must defer the distribution for at least five years beyond the date the payment would otherwise have been made or begun.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The company provides certain benefits to eligible employees, including the named executive officers, upon a change in control of the company and/or certain terminations of employment following a change in control. These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Change in Control Severance Agreements

On September 4, 2014, the company entered into a Change in Control Severance Agreement (the “Severance Agreements”) with certain key executives, including each of the company’s named executive officers.

The Severance Agreements are so-called “double trigger” agreements, and benefits are available only upon a qualifying termination following a change in control. Accordingly, each Severance Agreement provides that, subject to the company receiving a general release of claims from the executive, in the event the executive’s employment is terminated by the company without “Cause”; by the executive for “Good Reason”; due to the executive’s death; or due to the executive’s “Disability”, in each case within 18 months following a Change in Control, the executive will be entitled to the following: (1) a lump-sum cash payment equal to a multiple (2.0 times for Messrs. Eck and Dosch and 1.5 times for Messrs. Berardesca, Galvin, and Standish) of the sum of (a) the executive’s annual base salary as in effect immediately prior to the executive’s termination date (or the date of the Change in Control, if greater), and (b) the executive’s target annual bonus for the year in which the executive was terminated (or the year in which the Change in Control occurred, if greater); (2) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination; (3) continued health coverage for a period of 24 months for Messrs. Eck and Dosch and 18 months for Messrs. Berardesca, Galvin, and Standish, at the same premium cost as in effect immediately prior to the executive’s termination date; and (4) a lump sum cash payment of up to $15,000, intended to reimburse the executive for fees incurred with respect to outplacement services. With respect to any Section 280G excise tax, each executive will receive severance benefits that are reduced to the amount that can be paid without triggering the excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced severance payments.

In addition, the Severance Agreement provides that the executive will be entitled to the severance amounts listed above in items (1) through (4) if the executive’s employment is terminated by the company without Cause at the direction or request of any person or group contemplating a Change in Control, and a Change in Control in fact occurs within 12 months of the direction or request to terminate.

The Severance Agreement contains a restrictive covenant that prohibits the executive from competing with the Company and soliciting the Company’s employees for 24 months (for Messrs. Eck and Dosch) or 18 months (for Messrs. Berardesca, Galvin and Standish) following termination of employment. An amount of severance equal to the salary and target bonus payable for the applicable duration of the restrictive covenant serves as consideration for the restrictive covenant.

“Change in Control” means the following: (1) any Person (as defined in the Severance Agreement) acquiring a beneficial ownership of 50% or more of the combined voting power of the then outstanding securities of the company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); but excluding (i) any acquisition directly from the company, (ii) any acquisition by the company or (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company; (2) individuals who, as of the effective date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the company subsequent to the Effective Date whose election, or nomination for election by the company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board will be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will be deemed to have been a member of the Incumbent Board; (3) any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the company that have a total “Gross Fair Market Value” (as defined in the Severance Agreement) equal to or more than 51% of the total Gross Fair Market Value of all of the company immediately before such acquisition or acquisitions; or (4) there is consummated a reorganization, merger or consolidation or similar form of corporate transaction involving the company that requires the approval of the company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), that results in the Outstanding Voting Securities immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such Business Combination.

“Cause” means (i) the executive’s willful and continued failure to substantially perform the executive’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), subject to notice and cure; (ii) the Compensation Committee’s determination, in good faith, that the executive has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the company that are demonstrably and materially injurious to the company or (iii) a plea of guilty or nolo contendere by the executive, or conviction of the executive, for a felony under federal or state law.

“Disability” means the inability of the executive to perform the essential functions of the executive’s position, as required, with or without reasonable accommodation, due to a physical or mental incapacity or disability lasting for a continuous period of 120 days or any 180 days within any 12-month period.

“Good Reason” means the occurrence of any of the following events: (1) a material diminution in authority, duties or responsibilities; (2) a material reduction in annual base salary; (3) a material reduction in the target bonus opportunities, long-term incentive opportunities and employee benefits, taken in the aggregate; (4) any requirement of the company that the executive be based more than 50 miles from the facility where the executive is based immediately before the Change in Control; or (5) the failure of the Company to obtain an assumption agreement for the Severance Agreement, in each case subject to notice and cure, and prompt termination following such event.

Stock Incentive Plans

On September 4, 2014, the Compensation Committee approved amendments to the Anixter International Inc. 2010 Stock Incentive Plan and the Anixter International Inc. 2006 Stock Incentive Plan (the “Stock Incentive Plans”). The amendments provide for “single trigger” vesting and exercisability upon a change in control; accordingly, upon a Change in Control (as defined above), all awards granted pursuant to the Stock Incentive Plans that are outstanding as of the date immediately prior to the Change in Control shall automatically and fully vest and become exercisable. The amendments apply to all outstanding and future awards.

2014 Potential Payments

The tables set forth below quantify the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control or a qualifying termination of employment following a Change in Control occurred at the company’s 2014 fiscal year-end, which is January 2, 2015.

Qualifying Termination Following a Change in Control

Named Executive Officer	Salary ($)(1)	Bonus ($)(2)	Health Continuation ($)(3)	Lump Sum Reimbursement for Outplacement Services ($)
Robert J. Eck	$1,860,000	$3,000,000	$25,234	$15,000
Theodore A. Dosch	$1,040,000	$1,245,000	$25,275	$15,000
Giulio Berardesca	$704,400	$925,000	$13,914	$15,000
William A. Galvin	$696,750	$925,000	$17,418	$15,000
William A. Standish	$645,000	$875,000	$17,418	$15,000

(1)	Salary reflects a multiple (2.0 times for Messrs. Eck and Dosch and 1.5 times for Messrs. Berardesca, Galvin and Standish) of the executive’s annual base salary as in effect on January 2, 2015.

(2)	Bonus reflects the sum of (a) a multiple (2.0 times for Messrs. Eck and Dosch and 1.5 times for Messrs. Berardesca, Galvin and Standish) of executive’s target annual bonus for 2014, plus (b) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination. Since the assumed termination is to have occurred at the Company’s 2014 fiscal year-end (January 2, 2015), the pro-rated target annual bonus in clause (b) is equal to the target annual bonus for 2014.

(3)	Health Continuation reflects the subsidized value of medical and dental coverage, as applicable, for a period of 24 months for Messrs. Eck and Dosch and 18 months for Messrs. Berardesca, Galvin and Standish.

Equity Vesting on Change in Control

Named Executive Officer	Vesting of Restricted Stock Units ($)(1)	Vesting of Options ($)(1)
Robert J. Eck	$5,339,916	$2,337,984
Theodore A. Dosch	$1,653,816	$773,760
Giulio Berardesca	$1,388,394	$0
William A. Galvin	$2,183,954	$112,952
William A. Standish	$1,539,711	$0

(1)	Based on January 2, 2015 stock price of $88.18.

The value of the benefits that would be payable to each named executive officer as described above were below the amount that would trigger any excise tax under Code Section 280G.

NON-EMPLOYEE DIRECTOR COMPENSATION(1)

Name	Fees Earned or Paid in Cash ($)	Stock Unit Awards ($)(2)	Total ($)
Lord James Blyth	0	208,710	208,710
Frederic F. Brace	65,500	150,141	215,641
Linda Walker Bynoe	0	226,756	226,756
Robert W. Grubbs	0	167,733	167,733
F. Philip Handy	0	195,224	195,224
Melvyn N. Klein	89,000	150,141	239,141
George Muñoz	37,500	150,141	187,641
Scott R. Peppet	0	19,727	19,727
Stuart M. Sloan	0	187,707	187,707
Samuel Zell	0	325,156	325,156

(1)	Directors who are employees of the company are not compensated for their Board service. Amounts shown include (i) $2,500 for each Board, Compensation Committee and Nominating and Governance Committee meeting attended, (ii) a $7,500 annual retainer for the chair of the Nominating and Governance Committee, (iii) a $10,000 annual retainer for the chair of the Compensation Committee; (iv) $3,500 for each Audit Committee meeting attended and a $20,000 annual retainer for the chair of the Audit Committee and (v) an annual retainer of $150,000 except for the Chairman of the Board who received an annual retainer of $325,000. The Chairman of the Board does not receive any fees for meetings attended. Annual retainers are paid in vested stock units; each director may elect to receive meeting fees and chair retainers in cash or in stock units. The annual retainer and any chair retainers elected to be received in stock units are paid quarterly in vested stock units by dividing one-fourth of the amount due by the closing price of our common stock on the last trading day before the grant date. Any meeting fees elected to be received in stock units are paid at the beginning of the next calendar quarter using the closing price of the common stock on the last trading day before the grant date. The stock units convert to our common stock at a pre-arranged time selected by each director prior to the grant date. Due to rounding of stock unit grants upward to whole numbers, amounts reflected above slightly exceed the stated compensation. Any amounts elected to be received in cash are paid quarterly as earned. Amounts paid in cash are shown in the “Fees Earned or Paid in Cash” column and amounts paid in stock units are shown in the “Stock Awards” column. To maintain comparability from year-to-year, the amounts shown in the columns above reflect the compensation received by each non-employee director for services rendered during 2014, regardless of when such compensation was actually paid.

(2)	Amounts shown were calculated in accordance with FASB ASC Topic 718 and reflect our expense with respect to stock units granted for services rendered during 2014. The following stock awards were outstanding at fiscal year end for each non-employee director:

Name	Vested Outstanding Stock Units
Lord James Blyth	54,562
Frederic F. Brace	12,776
Linda Walker Bynoe	25,435
Robert W. Grubbs	16,931
F. Philip Handy	27,496
Melvyn N. Klein	29,040
George Muñoz	17,338
Scott R. Peppet	223
Stuart M. Sloan	27,220
Samuel Zell	67,576

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 30, 2015, certain information with respect to our common stock that may be deemed to be beneficially owned by each director or nominee for director of the company, the named executive officers in the Summary Compensation Table and by all directors and officers as a group.

Name of Beneficial Owner (1)	Stock Units(2)	Common Stock		Options for Common Stock(3)	Total(4)	Percent of Class
Lord James Blyth	54,986	—		—	0	*
Frederic F. Brace	13,200	200		—	200	*
Linda Walker Bynoe	25,859	2,000	(5)	—	2,000	*
Robert W. Grubbs	17,355	74,433		17,862	92,295	*
F. Philip Handy	27,920	43,795	(6)	—	43,795	*
Melvyn N. Klein	29,464	32,400		—	32,400	*
George Muñoz	17,762	23,568		—	23,568	*
Scott R. Peppet	647	—		—	12,500	*
Stuart Sloan	27,644	62,942		—	62,942	*
Samuel Zell	68,495	3,928,397	(7)	—	3,928,397	11.9%
Robert J. Eck	79,496	88,963		300,855	389,818	1.0%
Theodore A. Dosch	25,471	17,459	(8)	41,640	59,099	*
Giulio Berardesca	26,840	11,764		—	11,764	*
William A. Galvin	7,364	24,559		86,894	111,453	*
William A. Standish	16,993	66,751		12,758	79,509	*
All directors and executive officers as a group including the above named persons	496,844	4,424,545		460,009	4,884,554	14.6%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Stock units convert to fully vested common stock on a 1-for-1 basis at a time specified prior to grant. None of the stock units listed in this column will convert within 60 days.

(3)	All options listed in this column are exercisable within 60 days. In accordance with the anti-dilution provisions of our stock incentive plans, this table reflects the adjustment to the number of outstanding options to reflect the special cash dividends declared on September 23, 2010, April 24, 2012 and November 25, 2013.

(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which convert to common stock within 60 days.

(5)	Includes 2,000 shares owned by Ms. Bynoe’s husband to which Ms. Bynoe disclaims beneficial ownership.

(6)	All shares are held in a margin account.

(7)	The shares of common stock shown in this table include: 1,000 shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell; 3,647,147 of such shares are owned by Samstock/SIT, L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”). 55,588 of such shares are owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which the general partners are the Zell Trusts. 55,587 shares are owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts. 28,700 of such shares are owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is not a director of Chai Trust and does not have voting or dispositive power over such common shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such common shares, except to the extent of his pecuniary interest therein. 140,375 shares are owned directly by Mr. Zell. 3,898,697 of the aggregate shares reported above are pledged.

(8)	Includes 1,000 shares held by the Ann E. Dosch Trust, the trustee of which is Ann E. Dosch, spouse of Mr. Dosch.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, we believe that all of our directors, officers and beneficial owners of more than 10% of its common stock have filed all such reports on a timely basis during 2014.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 30, 2015 with respect to each person who is known by our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Unless otherwise indicated, the beneficial owner has sole voting and dispositive power.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Samstock/SIT, L.L.C. Samstock/ZFT, L.L.C. Samstock/Alpha, L.L.C. SZ Intervivos QTIP Trust Samuel Zell Two North Riverside Plaza Chicago, IL 60606	3,647,147 55,588 55,587 28,700 141,375	(1)	11.9%
Common	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,715,927	(2)	8.2%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,297,564	(3)	7.0%
Common	Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,811,759	(4)	5.5%

(1)	Samstock/SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, LLC, a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is not a director of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such common shares, except to the extent of his pecuniary interest therein. The amounts shown for Mr. Zell include 1,000 shares held by Helen Zell Revocable Trust to which Mr. Zell disclaims beneficial ownership. (Also, see the Security Ownership of Management Table in this Proxy Statement.) The total does not include 68,495 restricted stock units owned by Mr. Zell.

(2)	According to Schedule 13G, dated January 12, 2015, BlackRock, Inc. has sole power to vote 2,649,878 shares and sole power to dispose of 2,715,927 shares.

(3)	According to Schedule 13G, dated February 9, 2015, The Vanguard Group, Inc. has sole power to vote 37,846 shares, shared power to dispose of 35,146 shares and sole power to dispose of 2,262,418 shares.

(4)	According to Schedule 13G, dated January 5, 2015, Royce & Associates, LLC has sole power to vote 1,811,759 shares and sole power to dispose of 1,811,759 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2014, we purchased approximately $714,013 of freight services from Transport GACC-ASAP Inc., a subsidiary of Gestion G.A.C.C. Inc. Claudio Berardesca, the brother of Giulio Berardesca, our Executive Vice President — Electrical and Electronic Wire & Cable, owns 100% of the interests in Gestion G.A.C.C. Inc. and serves as the President of both Transport GACC-ASAP Inc and Gestion G.A.C.C. Inc. We believe that the terms on which we purchased the services from Transport GACC-ASAP Inc. are fair and reasonable, advantageous to us and no less favorable than those that could be obtained in arm’s-length dealings with an unrelated third party.

Various company policies and procedures, which include the Global Business Ethics and Conduct Policy (applicable to all directors and executive officers) and annual questionnaires completed by all of our directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. The Audit Committee reviews and, where necessary, approves transactions throughout the year, as they arise. At its regularly scheduled meeting in the first quarter each year, the Audit Committee reviews transactions that require disclosure in the Proxy Statement under applicable SEC rules, and approves the form of disclosure to be contained in the Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of January 2, 2015, relating to our equity compensation plans under which our common stock is authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	1,221,456	$49.00	1,911,053

(1)	The number shown is the number of shares that, as of January 2, 2015, may be issued upon exercise of 533,029 outstanding options and vesting of 688,427 restricted stock units.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown is the number of shares that, as of January 2, 2015, may be issued upon exercise of options and other equity awards that may be granted in the future under the plans.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received by us at our principal offices by December 25, 2015 in order to be considered for inclusion in the company’s proxy statement and proxy relating to the 2016 Annual Meeting of Stockholders. Under our by-laws, any stockholder proposal submitted other than for inclusion in the proxy statement must be received by us no earlier than January 29, 2016 and no later than February 28, 2016 in order to be considered at the 2016 Annual Meeting of Stockholders, and must contain the information required by the by-laws.

“HOUSEHOLDING” PROXY MATERIALS

Only one Annual Report and Proxy Statement is being delivered to consenting multiple stockholders sharing an address unless we have received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000.

Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from our website at http://www.anixter.com/IRContacts. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 23, 2015

By Order of the Board of Directors

JUSTIN C. CHOI

Executive Vice President, General Counsel & Secretary

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE –
www.proxypush.com/axe
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 27, 2015.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 27, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR all items in all proposals.
Proposal 1 – Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Lord James Blyth	☐	☐	☐	5.	Robert W. Grubbs	☐	☐	☐	9.	Scott R. Peppet	☐	☐	☐

2.	Frederic F. Brace	☐	☐	☐	6.	F. Philip Handy	☐	☐	☐	10.	Stuart M. Sloan	☐	☐	☐

3.	Linda Walker Bynoe	☐	☐	☐	7.	Melvyn N. Klein	☐	☐	☐	11.	Samuel Zell	☐	☐	☐

4.	Robert J. Eck	☐	☐	☐	8.	George Muñoz	☐	☐	☐

Proposal 2 –	Advisory vote to approve the company’s executive compensation.	☐	For	☐	Against	☐	Abstain

Proposal 3 –	Approval of the 162(m) performance goals under the Anixter International Inc. 2010 Stock Incentive Plan.	☐	For	☐	Against	☐	Abstain

Proposal 4 –	Ratification of Ernst & Young LLP as independent registered public	☐	For	☐	Against	☐	Abstain
accounting firm for Fiscal 2015.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS FOR ALL ITEMS IN ALL PROPOSALS AND FOR SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Date

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANIXTER INTERNATIONAL INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 28, 2015

8:30 A.M. Central time

Two North Riverside Plaza

7th Floor

Chicago, Illinois

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2015.

The 2015 Proxy Statement is available at

www.anixter.com/Proxy

The 2014 Annual Report is available at

www.anixter.com/AnnualReports

Anixter International Inc.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 28, 2015.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all items in all proposals.

By signing the proxy, you revoke all prior proxies and appoint Robert J. Eck, Theodore A. Dosch and Justin C. Choi and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, on any other matters which may come before the Annual Meeting and any adjournment or postponement thereof.

See reverse for voting instructions.